Exhibit 23.8
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement No. 333-152898 on Form S-3 and Registration Statement Nos. 333-134430, 333-94387, 333-91526, 333-113617, and 333-116180 on Form S-8 of our report dated May 29, 2009, June 16, 2009 as to the effects of the of the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment to ARB 51 (“SFAS 160”), and the related disclosures in Notes 2, 8, and 10 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the preparation of the consolidated financial statements of Cowtown Pipeline Funding, Inc. from the separate records maintained by Quicksilver Resources Inc., and to the adoption of SFAS 160 described in Note 2) relating to the consolidated financial statements of Cowtown Pipeline Funding, Inc. and subsidiaries appearing in this Amendment No. 3 to the Annual Report on Form 10-K of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Fort Worth, Texas
June 16, 2009